Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900
www.afop.com

FOR IMMEDIATE RELEASE

ALLIANCE FIBER OPTIC PRODUCTS, INC. REPORTS
SECOND QUARTER 2004 FINANCIAL RESULTS

Sunnyvale, CA – July 28, 2004 – Alliance Fiber Optic Products, Inc. (Nasdaq Smallcap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2004.

Revenues for the second quarter of 2004 totaled $3,252,000 as compared to $2,989,000 in the previous quarter, and $2,609,000 in the second quarter of 2003. The Company recorded a net loss for the second quarter of 2004 of $2,557,000, or $0.07 per share based on 38.7 million weighted average shares outstanding. This compares to a net loss for the first quarter of 2004 of $2,806,000, or $0.07 per share based on 37.8 million weighted average shares outstanding, and a net loss for the second quarter of 2003 of $2,140,000, or $0.06 per share based on 35.0 million weighted average shares outstanding.

Included in the net loss for the quarter ended June 30, 2004 are deferred stock compensation charges of $87,000. Included in the net loss for the quarter ended March 31, 2004 are deferred stock compensation charges of $129,000. Included in the net loss for the quarter ended June 30, 2003 are deferred stock compensation charges of $106,000.

Peter Chang, President and Chief Executive Officer, commented, “We are pleased not only with our financial results for the quarter, but with the progress we have made with new products, particularly our FTTX filters. During the quarter AFOP was awarded a significant contract, for a major U.S. FTTP deployment, utilizing our Fiber-to-the-Home TriWaveTM filters.”

“Total revenues increased 9 percent sequentially, and 25 percent from the year ago quarter. In conjunction with the improvement in sales, we carefully controlled our operating expenses, which we reduced by 5% in the quarter. Our balance sheet remains healthy with cash and short-term investments totaling $32.7 million at quarter end,” added Mr. Chang.

“Based on currently available information and input from our customers we anticipate that third quarter 2004 revenues will continue moderate growth sequentially. We are pleased with our execution in this past quarter and our confidence in the long-term growth prospects of the fiber optics market continues to be high,” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on July 28, 2004 to discuss AFOP’s second quarter financial results. To participate in AFOP’s conference call, please call (303) 262-2075 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 11002713. AFOP will also provide a live webcast of its second quarter 2004 conference call at AFOP’s website www.afop.com., and a replay of the webcast will be available on the website following the call. A telephone replay will be available for two weeks following the call. The dial in for the instant replay is (303) 590-3000; confirmation number 11002713.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s future operating results, including revenues, and the Company’s long-term growth prospects, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended March 31, 2004. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Jun. 30, 2004	Dec. 31, 2003

ASSETS
Current assets:
Cash and short-term investments	$32,719	$35,898
Accounts receivable	1,723	2,008
Inventories	3,820	3,408
Other current assets	1,300	948

Total current assets	39,562	42,262
Property and equipment, net	6,012	4,459
Other assets	165	362

Total assets	$45,739	$47,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,447	$ 1,501
Accrued expenses and other liabilities	2,093	2,963

Total current liabilities	3,540	4,464
Long-term liabilities	323	294

Total liabilities	3,863	4,758
Stockholders' equity	41,876	42,325

Total liabilities and stockholders' equity	$45,739	$47,083

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended

	Jun. 30, 2004	Mar. 31, 2004	Jun. 30, 2003	Jun. 30, 2004	Jun. 30, 2003

Revenues	$3,252	$2,989	$2,609	$6,240	$4,985
Cost of revenues	3,185	3,114	2,155	6,299	4,447

Gross profit/(loss)	67	(125)	454	(58)	538

Operating expenses:
Research and development	1,472	1,531	1,399	3,003	2,795
Sales and marketing	525	490	522	1,015	1,093
General and administrative	770	901	880	1,671	1,829

Total operating expenses	2,767	2,922	2,801	5,689	5,717
Loss from operations	(2,700)	(3,047)	(2,347)	(5,747)	(5,179)
Interest and other income, net	143	241	207	384	374

Net loss	$(2,557)	$(2,806)	$(2,140)	$(5,363)	$(4,805)

Net loss per share - basic and diluted	$(0.07)	$(0.07)	$(0.06)	$(0.14)	$(0.14)
Weighted average shares outstanding	38,702	37,801	35,069	38,251	35,057